NationsBank Corporation
Charlotte, NC  28255
Tel 704 386-5000

Pricing Supplement No. 0160 Dated November 14, 1996     Rule 424(b)(2)
(To Prospectus dated July 12, 1996 and                  File number: 333-7229
Prospectus Supplement dated November 8, 1996)


Subordinated Medium-Term Notes, Series F
Due Nine Months or More From Date of Issue
Fixed Rate Notes


Principal Amount:                                    $  15,000,000.00
Issue Price:                             100.000%    $  15,000,000.00
Commission or Discount:                    1.850%    $     277,500.00
Proceeds to Company:                      98.150%    $  14,722,500.00

Agent:                            Smith Barney Inc., as Principal


Original Issue Date:              December 02, 1996

Stated Maturity Date:             December 01, 2011

Cusip #:                          63858S-BB-4
Form:                             Book entry only


Interest Rate:                    7.125% Fixed

Interest Payment Dates:           1st of each month, commencing on
                                  January 1, 1997


Discount Note?                                                   No
May the Notes be redeemed by the Company prior to maturity?      Yes

The notes will be subject to redemption at the option of the Company, in whole, on the Interest Payment Date occurring December 1, 2000 and each Interest Payment Date occurring in June or December thereafter at a redemption price equal to 100% of the principal amount of the Notes, plus accrued interest thereon, if any, upon at least 30 calendar days prior notice, as described in the Prospectus Supplement.


May the notes be repaid prior to maturity at the option of       No
the holder?

Interest rates offered by the Company with respect to offerings of medium term notes may differ depending upon, among other things, the aggregate principal amount of the such notes purchased in any single transaction.